UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Global Ship Lease, Inc.
(Name of Issuer)
Class A Common Shares, par value $0.01 per share
(Title of Class of Securities)
Y27183105
(CUSIP Number)
November 24, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following pages
Page 1 of 14 Pages

CUSIP No.	Y27183105	Page	2	of	14	Pages

1	NAMES OF REPORTING PERSONS SSP OFFSHORE LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	NEVIS

	5	SOLE VOTING POWER

NUMBER OF		864,500

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		864,500

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	Y27183105	Page	3	of	14	Pages

1	NAMES OF REPORTING PERSONS SFM PARTICIPATION II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	NEVIS

	5	SOLE VOTING POWER

NUMBER OF		864,500

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		864,500

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	Y27183105	Page	4	of	14	Pages

1	NAMES OF REPORTING PERSONS SFM AH LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		864,500

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		864,500

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	Y27183105	Page	5	of	14	Pages

1	NAMES OF REPORTING PERSONS SOROS FUND MANAGEMENT LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	DELAWARE

	5	SOLE VOTING POWER

NUMBER OF		864,500

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		864,500

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO, IA

CUSIP No.	Y27183105	Page	6	of	14	Pages

1	NAMES OF REPORTING PERSONS GEORGE SOROS

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		864,500

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		864,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

CUSIP No.	Y27183105	Page	7	of	14	Pages

1	NAMES OF REPORTING PERSONS ROBERT SOROS

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		864,500

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		864,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

CUSIP No.	Y27183105	Page	8	of	14	Pages

1	NAMES OF REPORTING PERSONS JONATHAN SOROS

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		864,500

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		864,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	864,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.82%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

CUSIP No.	Y27183105	Page	9	of	14	Pages

Item 1(a)	Name of Issuer: Global Ship Lease, Inc. (the “Issuer”).

1(b)	Address of the Issuer’s Principal Executive Offices: c/o Portland House Stag Place London SW1E 5RS United Kingdom

Item 2(a)	Name of Person Filing
The Statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):
i)	SSP Offshore LLC (“SSO”);

ii)	SFM Participation II LLC (“SFM Participation”);

iii)	SFM AH LLC (“SFM AH”);

iv)	Soros Fund Management LLC (“SFM LLC”);

v)	George Soros;

vi)	Robert Soros; and

vii)	Jonathan Soros.

Item 2(b)	Address of Principal Business Office or, if None, Residence:
The address of the principal business office of each of the Reporting Persons is c/o Soros Fund Management LLC, 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

Item 2(c)	Citizenship:
i)	SSO is a Nevis limited liability company;

ii)	SFM Participation is a Nevis limited liability company;

iii)	SFM AH is a Delaware limited liability company;

iv)	SFM LLC is a Delaware limited liability company;

v)	George Soros is a United States citizen;

vi)	Robert Soros is a United States citizen; and

vii)	Jonathan Soros is a United States citizen.

Item 2(d)	Title of Class of Securities:
Class A Common Shares, par value $0.01 per share (the “Shares”).

CUSIP No.	Y27183105	Page	10	of	14	Pages

Item 2(e)	CUSIP Number:
Y27183105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
This Item 3 is not applicable.

Item 4.	Ownership:

Item 4(a)	Amount Beneficially Owned:
As of November 27, 2009, each of the Reporting Persons may be deemed the beneficial owner of 864,500 Shares issuable upon the exercise of warrants held for the account of SSO.

Item 4(b)	Percent of Class:
As of November 27, 2009, each of the Reporting Persons may be deemed the beneficial owner of approximately 1.82% of the total number of Shares outstanding assuming the exercise and conversion of all warrants held for the account of SSO.

Item 4(c)	Number of shares as to which such person has:

SSO
(i)	Sole power to vote or direct the vote:	864,500
(ii)	Shared power to vote or to direct the vote	0
(iii)	Sole power to dispose or to direct the disposition of	864,500
(iv)	Shared power to dispose or to direct the disposition of	0

SFM Participation
(i)	Sole power to vote or direct the vote:	864,500
(ii)	Shared power to vote or to direct the vote	0
(iii)	Sole power to dispose or to direct the disposition of	864,500
(iv)	Shared power to dispose or to direct the disposition of	0

SFM AH
(i)	Sole power to vote or direct the vote:	864,500
(ii)	Shared power to vote or to direct the vote	0
(iii)	Sole power to dispose or to direct the disposition of	864,500
(iv)	Shared power to dispose or to direct the disposition of	0

CUSIP No.	Y27183105	Page	11	of	14	Pages

SFM LLC
(i)	Sole power to vote or direct the vote:	864,500
(ii)	Shared power to vote or to direct the vote	0
(iii)	Sole power to dispose or to direct the disposition of	864,500
(iv)	Shared power to dispose or to direct the disposition of	0

George Soros
(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or to direct the vote	864,500
(iii)	Sole power to dispose or to direct the disposition of	0
(iv)	Shared power to dispose or to direct the disposition of	864,500

Robert Soros
(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or to direct the vote	864,500
(iii)	Sole power to dispose or to direct the disposition of	0
(iv)	Shared power to dispose or to direct the disposition of	864,500

Jonathan Soros
(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or to direct the vote	864,500
(iii)	Sole power to dispose or to direct the disposition of	0
(iv)	Shared power to dispose or to direct the disposition of	864,500

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
The partners of SSO, including Quantum Partners LDC, a Cayman Islands limited duration company, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held for the account of SSO in accordance with their partnership interest in SSO.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
This Item 7 is not applicable.

CUSIP No.	Y27183105	Page	12	of	14	Pages

Item 8.	Identification and Classification of Members of the Group:
This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group:
This Item 9 is not applicable.

Item 10.	Certification:
By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	Y27183105	Page	13	of	14	Pages
SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: November 27, 2009	SSP OFFSHORE LLC By: SFM PARTICIPATION II LLC General Partner By: SFM AH LLC Managing Member By: Soros Fund Management LLC Managing Member
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Assistant General Counsel

Date: November 27, 2009	SFM PARTICIPATION II LLC By: SFM AH LLC Managing Member By: Soros Fund Management LLC Managing Member
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Assistant General Counsel

Date: November 27, 2009	SFM AH LLC By: Soros Fund Management LLC Managing Member
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Assistant General Counsel

Date: November 27, 2009	SOROS FUND MANAGEMENT LLC
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Assistant General Counsel

CUSIP No.	Y27183105	Page	14	of	14	Pages

Date: November 27, 2009	GEORGE SOROS
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Attorney-in-fact

Date: November 27, 2009	ROBERT SOROS
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Attorney-in-fact

Date: November 27, 2009	JONATHAN SOROS
	By:	/s/ Jay Schoenfarber
		Name:	Jay Schoenfarber
		Title:	Attorney-in-fact